Exhibit 28 (g)(8) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

Fourth Amendment to the Custody Agreement

This Amendment is made as of October 23, 2009 to the Custody Agreement (as amended, the “Custody Agreement”) dated June 7, 2005, amended November 7, 2007, September 5, 2008, and September 8, 2009 between the Funds listed on Schedule II to the Custody Agreement (each a "Fund") and The Bank of New York Mellon (the "Custodian").

RECITALS

WHEREAS, the custody of the securities, cash and other portfolio assets of the funds specified in this Amendment are being converted to the Custodian as of the close of business on October 23, 2009;

WHEREAS, the parties agree that the list of Funds that are parties to the Custody Agreement is set forth on Schedule II to the Custody Agreement (which has been amended and attached as Exhibit A to prior amendments to the Custody Agreement) (“Schedule II to the Custody Agreement” or “Exhibit A”), and the parties desire to amend the list of Funds to add the funds specified in this Amendment;

WHEREAS, the parties agree that the list of Funds that are parties to the Joint Trading Account Custody Agreement, which is part of the Custody Agreement, is set forth on Schedule I to the Joint Trading Account Custody Agreement (which has been amended and attached as Exhibit B to prior amendments to the Custody Agreement) (“Schedule I to the Joint Trading Account Agreement” or “Exhibit B”), and the parties desire to amend the list of Funds to add the funds specified in this Amendment;

WHEREAS, the parties agree that the list of Funds that are parties to the Foreign Custody Agreement, which is part of the Custody Agreement, is set forth on Schedule I to the Foreign Custody Agreement (which has been attached as Exhibit C to in prior amendments) (“Schedule I to Foreign Custody Agreement” or “Exhibit C”), and the parties desire to amend the list of Funds to add the funds specified in this Amendment; and

WHEREAS, the parties agree that the Fee Schedule for Non-Money Market Funds, which is part of the Custody Agreement (which has been attached as Exhibit D in prior amendments (“Fee Schedule for Non-Money Market Funds” or “Exhibit D”), will apply to the funds specified herein, and the parties desire to add the funds specified in this Amendment to the funds subject to the Fee Schedule for Non-Money Market Funds.

AMENDMENT

NOW THEREFORE, intending to be legally bound, each of the Funds and the Custodian agree to the following amendments:

Each of Schedule II to the Custody Agreement (or Exhibit A), Schedule I to the Joint Trading Account Agreement (or Exhibit B), Schedule I to the Foreign Custody Agreement (or Exhibit C), and the Fee Schedule for Non-Money Market Funds (or Exhibit D) shall be, and hereby are, amended and updated to include the following new Funds:

Federated Municipal Securities Fund, Inc.
Federated Intermediate Municipal Trust, a portfolio of Intermediate Municipal Trust
Federated Michigan Intermediate Municipal Trust, a portfolio of Federated Municipal Securities Income Trust
Federated Municipal High Yield Advantage Fund, a portfolio of Federated Municipal Securities Income Trust

The agreements referenced herein shall remain in full force and effect as amended by this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

ON BEHALF OF EACH OF THE FUNDS INDICATED ON SCHEDULE II OF THE CUSTODY AGREEMENT, AS AMENDED FROM TIME TO TIME

By: /s/ Richard A. Novak
Title:  Treasurer